EXHIBIT 3.1

AMENDMENTS TO THE ARTICLES OF INCORPORATION
OF
PEOPLES ENERGY CORPORATION

1.	Article Four of the Articles of Incorporation of the Corporation shall be amended in its entirety as follows:

ARTICLE FOUR

Purposes(s) for which the Corporation is organized: The transaction of any or all lawful businesses for which corporations may be incorporated under the Illinois Business Corporation Act.

2.	Article Five of the Articles of Incorporation of the Corporation shall be amended in its entirety as follows:

ARTICLE FIVE

Paragraph 1: The aggregate number of shares which the Corporation is authorized to issue is 1000, divided into one (1) class. The designation of each class, the number of shares of each class, and the par value, if any, of the shares of each class, or a statement that the shares of any class are without value, are as follows:

Class	Series (if any)	Number of Shares	Par value per Share
Common	None	1000	$0.01

Paragraph 2: The preferences, qualifications, limitations, restrictions and the special or relative rights in respect of the shares of each class are: None.

3.	Article Seven, Article Eight, Article Nine, Article Ten and Article Eleven shall each be deleted in their entirety from the Articles of Incorporation of the Corporation.